FIFTH CERTIFICATE OF AMENDMENT OF
                       CERTIFICATE OF INCORPORATION OF
                               CALIPSO, INC.,
                           a Delaware corporation



     CALIPSO, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law")

     DOES HEREBY CERTIFY:

     FIRST:   That  the name of this corporation is CALIPSO, INC.,  and  that this corporation was originally incorporated on May 31, 1994, pursuant to the General Corporation Law.

     SECOND: That on April 27, 2000, the Board of Directors duly adopted resolutions proposing to amend the Certificate of Incorporation of this corporation, effective April 27, 2000, declaring said amendment to be advisable and in the best interest of this corporation and its stockholders, and, by written consent in accordance with Section 228 of the General
Corporation Law, the stockholders of this corporation consented to the resolutions setting forth the proposed amendment, which resolutions are as follows:

          RESOLVED, that the Certificate of Incorporation of this Corporation be amended by amending Paragraph Fourth to read as follows:

                              PARAGRAPH FOURTH

The total number of shares of capital stock which the Corporation shall have authority to issue is twenty million (20,000,000), of which all twenty million (20,000,000) shares shall be designated "Common Stock" and shall have a par value of $.001 per share. Upon the amendment of this Paragraph Fourth to read as herein set forth, each outstanding share of this Corporation's Common Stock as of April 27, 2000 shall be split into 1.35 shares of this Corporation's Common Stock, resulting in a total of 9,039,600 shares of this Corporation's Common Stock issued and outstanding.

     THIRD:   The  foregoing amendment was approved by  the  holders  of  the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

     FOURTH:   That said amendments were duly adopted in accordance with  the provisions of Section 242 and 245 of the General Corporation Law to be effective April 27, 2000.

     IN  WITNESS  WHEREOF, this Certificate of Amendment  of  Certificate  of
Incorporation has been signed by the President of this corporation as of August 11, 2000.


                              By:/s/ Robert Ransom
                                Robert Ransom, President